Exhibit 99.1
Magellan Enters Into Strategic Exchange Transaction

DENVER, April 1, 2016 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced that it has entered into an exchange agreement with One Stone Holdings II LP ("One Stone") pursuant to which the Company will reacquire all of its Series A convertible preferred stock from One Stone in exchange for the Company's 100% interest in Nautilus Poplar LLC, which owns the oil and gas leases that cover the Poplar field and certain other assets and liabilities (the "Transaction"). The Transaction was negotiated and approved by the Special Committee of the Board of Directors of Magellan.

J. Thomas Wilson, President and CEO of the Company, commented: "This Transaction is the result of an extensive strategic alternatives review process conducted by the Special Committee of Magellan’s Board of Directors and its financial advisor since July 2015 to identify parties potentially interested in the Poplar field and the Company as a whole. We are excited about this Transaction, which we believe reflects the value of Poplar and provides many benefits for Magellan’s common shareholders, including the elimination of the Company’s debt, its preferred stock, and virtually all liabilities associated with Poplar. This Transaction optimally positions Magellan to focus on generating additional value for shareholders by monetizing our international assets and pursuing business combination opportunities, possibly with private companies or international parties interested in accessing United States capital markets.”

TERMS OF THE TRANSACTION

The Transaction will be given economic effect as of September 30, 2015. Closing is expected to occur in the second quarter of 2016 and is subject to shareholder approval and other customary conditions. One Stone has agreed to vote in support of the Transaction.

Upon closing of the Transaction, One Stone will assume all assets and virtually all liabilities related to Poplar.

The exchange agreement contains customary “no-shop” and “fiduciary out” provisions.

On or prior to April 15, 2016, One Stone will loan $625,000 to Magellan for the purpose of satisfying transaction costs and certain accrued expenses. At the closing of the Transaction, this amount will not be repaid and will be set off against any amount otherwise payable. If the Transaction is not consummated, the Company will be required to repay this amount. Upon closing of the Transaction, One Stone directors Vadim Gluzman and Robert Israel will resign from the Magellan Board of Directors.

ADVISOR AND COUNSEL

Petrie Partners Securities, LLC acted as financial advisor to Magellan and Davis, Graham & Stubbs LLP acted as the Company’s legal counsel. Vinson & Elkins LLP acted as legal advisor to One Stone.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. The words "believe", "expect", "intend", "plan", "potential", and similar expressions are intended to identify forward-looking statements, and these statements may relate to the Transaction and other potential opportunities. These statements involve a number of known and unknown risks which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about the Company’s ability to complete the Transaction or other potential transactions on anticipated terms, in a timely manner or at all; uncertainties regarding the Company's ability to maintain sufficient liquidity and capital resources to fund operations or otherwise continue as a going concern; and other matters discussed in the "Risk Factors" section of the Company's 2015 Form 10-K and any updates thereto in subsequent reports filed with the Securities and Exchange Commission (the "SEC"). The forward-looking statements in this press release speak as of the date of this release. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

PARTICIPANTS IN SOLICITATION; ADDITIONAL INFORMATION ABOUT THE TRANSACTION

Magellan and One Stone and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Magellan’s shareholders in connection with the Transaction. Shareholders are urged to carefully read the proxy statement regarding the Transaction when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Magellan’s shareholders in connection with the Transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about Magellan’s executive officers and directors in its definitive proxy statement filed with the SEC on June 8, 2015. You can obtain free copies of these and other documents containing relevant information at the SEC’s web site at www.sec.gov or by directing a request to the address or phone number set forth below.

ABOUT MAGELLAN

Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on CO2-EOR projects in the Rocky Mountain region. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Our strategy is to enhance shareholder value by maximizing the value of our existing assets. Our portfolio of operations includes several early stage oil and gas exploration and development projects, the successful development of which requires significant capital, as well as significant engineering and management resources. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Antoine Lafargue
Senior Vice President
CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com

Source: Magellan Petroleum Corporation

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